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EXHIBIT 21.1

LIST OF SUBSIDIARIES

MSC Equity Holding, LLC, a Delaware limited liability company
MSC Equity Holding II, Inc., a Delaware corporation
MSIF Funding, LLC, a Delaware limited liability company
MSC California Holdings LP, a Delaware limited partnership
MSC California Holdings GP LLC, a Delaware limited liability company
HMS Funding I LLC, a Delaware limited liability company

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES